Sonendo, Inc. Announces Suspension of NYSE Trading, Will Commence Trading on the OTCQX Effective November 22, 2023

November 21, 2023

LAGUNA HILLS, Calif.--(BUSINESS WIRE)--Sonendo, Inc. (NYSE: SONX) (“Sonendo” or the “Company”), a leading dental technology company and developer of the GentleWave® System, today announced that, on November 15, 2023, it received a notice from the New York Stock Exchange (the “NYSE”) that the Company was no longer in compliance with the NYSE continued listing standards set forth in Section 802.01B of the NYSE’s Listed Company Manual (“Section 802.01B”) due to the Company’s average global market capitalization over a consecutive 30 trading-day period being less than $50 million and its stockholders’ equity being less than $50 million.

As set forth in the notice, as of November 14, 2023, the 30 trading-day average global market capitalization of the Company was approximately $15.5 million and the Company’s last reported stockholders’ equity as of September 30, 2023 was approximately $37.8 million.

The Company has notified the NYSE that it intends to submit a plan to regain compliance within 45 days of the notice received on November 15, 2023 advising the NYSE of definitive action it has or will take to regain compliance. If the NYSE accepts the Company’s plan, the Company’s common stock, par value $0.001 per share (the “Common Stock”), may continue to be listed and traded on the NYSE during the 18-month cure period, subject to the Company’s pending NYSE appeal and hearing determination.

On November 21, 2023, the Company received an additional notice from the NYSE that the NYSE suspended trading of, and commenced proceedings to delist, the Common Stock, effective at the opening of business Eastern Standard Time on November 22, 2023. This suspension is being made because the Company has not complied with Section 802.01B, which requires listed companies to maintain an average global market capitalization over a consecutive 30 trading day period of at least $15 million. The Board of Directors and management of the Company intends to take all advisable actions in order to maintain its listing on the NYSE and will appeal the NYSE’s decision.

In anticipation of the suspension of trading of the Common Stock on NYSE, the Company applied to trade its Common Stock on the OTCQX® Best Market (the “OTCQX”), the highest market tier operated by the OTC Markets Group Inc. and will commence trading on the OTCQX on November 22, 2023 under the symbol “SONX.” For quotes or additional information on the OTCQX, please visit otcmarkets.com.

The transition to the OTCQX will not affect the Company’s business operations. The Company intends to continue to operate in strict compliance with SEC rules and regulations, including filing quarterly financial statements, having independently audited financials, and maintaining an independent Board of Directors, and follow best corporate governance practices of a public company.

“We firmly believe that our current stock price and market capitalization do not reflect the intrinsic value of Sonendo’s underlying business. “We remain steadfast in our commitment to the Company’s fundamentals, the value of our GentleWave technology, and the prospect of leveraging meaningful growth opportunities,” said Bjarne Bergheim, President and Chief Executive Officer of Sonendo. “The change in our listing status on the New York Stock Exchange does not deter our unwavering focus on Sonendo’s core mission, Saving Teeth. Improving Lives.™”

About Sonendo

Sonendo is a commercial-stage medical technology company focused on saving teeth from tooth decay, the most prevalent chronic disease globally. Sonendo develops and manufactures the GentleWave® System, an innovative technology platform designed to treat tooth decay by cleaning and disinfecting the microscopic spaces within teeth without the need to remove tooth structure. The system utilizes a proprietary mechanism of action, which combines procedure fluid optimization, broad-spectrum acoustic energy and advanced fluid dynamics, to debride and disinfect deep regions of the complex root canal system in a less invasive procedure that preserves tooth structure. The clinical benefits of the GentleWave® System when compared to conventional methods of root canal therapy include improved clinical outcomes, such as superior cleaning that is independent of root canal complexity and tooth anatomy, high and rapid rates of healing and minimal to no post-operative pain. In addition, the GentleWave® System can improve the workflow and economics of dental practices.

Sonendo is also the parent company of TDO® Software, the developer of widely used endodontic practice management software solutions, designed to simplify practice workflow. TDO® Software integrates practice management, imaging, referral reporting and cone beam computed tomography imaging, and offers built-in communication with the GentleWave® System.

For more information on Sonendo, visit www.sonendo.com. For more information on the GentleWave® System, visit www.gentlewave.com/doctor.

Forward-Looking Statements

This press release includes forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, express or implied forward-looking statements relating to the Company’s ability to successfully appeal the NYSE’s determination; Company’s ability to successfully list on the OTCQX® Best Market and the Company’s anticipated business and financial performance on an on-going basis as well as following the delist of the Common Stock from the NYSE. You are cautioned that such statements are not guarantees of future performance and that our actual results may differ materially from those set forth in the forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions; speak only as of the date they are made; and, as a result, are subject to risks and uncertainties that may change at any time. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: logistical issues associated with transferring the trading of the Company’s securities from the NYSE to the OTC; the Company’s ability to satisfy the criteria to trade its securities on OTCQX; and there is no assurance that an active market will be maintained for the Common Stock on the OTCQX. Other factors that could cause the Company’s actual results to differ materially from these forward-looking statements are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission, including the “Risk Factors” set forth in our Annual Report on Form 10-K, as supplemented by our quarterly reports on Form 10-Q. Such filings are available on our website or at www.sec.gov. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent developments, events, or circumstances, except as may be required under applicable securities laws. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Contact:

Greg Chodaczek

Gilmartin Group

ir@sonendo.com